                                                Filed pursuant to Rule 424(b)(4)
                                                Registration No. 333-77355


PROSPECTUS
                                      LOGO

                      UP TO 700,000 SHARES OF COMMON STOCK
                                $15.00 PER SHARE
                         (MINIMUM PURCHASE 100 SHARES)

     Heritage Commerce Corp is offering to sell up to 700,000 shares of its common stock at $15.00 per share. Heritage intends to sell the shares through its directors and officers, who will use their best efforts to sell the shares. The offering is not underwritten and is not subject to the sale of any minimum number or dollar amount of shares.

     The common stock is listed on the Nasdaq National Market under the symbol "HTBK." On May 28, 1999, the last reported sale price for the common stock was $15.50 per share.

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                         PROCEEDS,
                                                                      BEFORE EXPENSES,
                                                  PRICE TO PUBLIC       TO HERITAGE
                                                  ---------------   --------------------
Per Share.......................................    $     15.00         $     15.00
Total Maximum(1)................................    $10,500,000         $10,500,000

-------------------------
(1) Although we are offering 700,000 shares, we have filed a registration statement covering 800,000 shares. If we find that demand for the shares at the offering price is sufficient, we may sell some or all of the additional 100,000 shares. If we sold all of the additional shares, proceeds to Heritage would increase by $1,500,000.

     We plan to keep the offering open for 90 days, but we may terminate it early or extend it for up to 45 days at our discretion. The offering will terminate no later than October 14, 1999. We will conduct sequential closings on approximately a monthly basis. We intend to deliver certificates representing shares for accepted subscriptions within 10 days after each sequential closing.

                  THE DATE OF THIS PROSPECTUS IS JUNE 1, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    7
Use of Proceeds.............................................   11
Dilution....................................................   12
Capitalization..............................................   13
Determination of Offering Price.............................   13
Trading History and Dividends...............................   13
How To Subscribe............................................   17
Business....................................................   19
Description of Securities of the Company....................   23
Legal Matters...............................................   25
Experts.....................................................   25
Incorporation By Reference..................................   26
Additional Information......................................   26
Appendix A -- Form of Subscription Application..............  A-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding Heritage and the common stock being sold in this offering and our financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

                             HERITAGE COMMERCE CORP

     Heritage Commerce Corp (which this prospectus refers to as "Heritage" or "we") is a bank holding company organized in 1998. Its headquarters are in San Jose, California. The directors and officers of Heritage Bank of Commerce formed Heritage for the purpose of acquiring and managing the bank. Heritage completed this reorganization in February 1998. Heritage has two operating subsidiaries:

     - Heritage Bank of Commerce, also based in San Jose, commenced banking operations in 1994.

     - Heritage Bank East Bay, based in Fremont, California, commenced banking operations in 1998.

     Our banks are engaged in the commercial banking business primarily in Santa Clara, Alameda, Contra Costa and San Benito counties. At March 31, 1999, we had consolidated total assets of $358,368,000, consolidated total deposits of $322,046,000, consolidated total loans of $231,274,000, and total equity of $30,929,000.

     Our principal executive office is located at 150 Almaden Boulevard, San Jose, California 95113. Our telephone number is (408) 947-6900. We maintain a web site at http://www.herbank.com. Any information on our web site is not part of this prospectus.

THE OFFERING

Shares of common stock offered...........    700,000 shares(1)

Shares of common stock outstanding at
  May 28, 1999...........................    5,592,184 shares

Shares of common stock to be outstanding
after the offering.......................    6,292,184 (maximum) shares(1)

Use of proceeds..........................    We intend to use the proceeds to
                                             capitalize a proposed new bank (if
                                             approved) in Morgan Hill,
                                             California, and for general
                                             corporate purposes. See "Use of
                                             Proceeds."

Nasdaq National Market symbol:...........    HTBK

Minimum subscription.....................    100 shares

Minimum to be sold in the offering.......    No minimum
-------------------------
(1) These figures do not include any of the additional 100,000 shares that we have registered and may issue. See the footnote on the cover page of this prospectus. These figures also do not include 1,317,364 shares issuable upon exercise of currently outstanding options with a weighted average exercise price of $6.90 per share and 226,070 shares available for the grant of options under our stock option plan as of March 31, 1999.

SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and notes to those financial statements incorporated by reference in this prospectus. Financial information for 1998 represents the consolidated financial operations and condition of Heritage Commerce Corp. Financial information for years before 1998 represents the financial operations and condition of Heritage Bank of Commerce alone before the formation of Heritage. The following tables for the years 1994 through 1998 are calculated from our audited consolidated financial statements, which are incorporated by reference in this prospectus.

     - The amounts for 1994 are for the 207 day period from June 8 (inception) to December 31, 1994.

     - All share amounts are adjusted to reflect stock splits and stock dividends.

     - The Tier 1 risk-based capital ratio is computed by dividing Tier 1 capital, which is total shareholders' equity less net unrealized gains on securities available-for-sale and intangible assets, by net risk-weighted period-end assets. Net risk-weighted period-end assets is the gross risk-weighted assets less the portion of the allowance for credit losses which exceeds 1.25% of gross risk-weighted assets. The gross risk-weighted assets is calculated by applying risk weight percentages per regulatory guideline to on-balance sheet assets and off-balance sheet items.

     - The total risk-based capital ratio is total capital, which includes Tier 1 capital, subordinated debt, and the lesser of the allowance for credit losses and 1.25% of the gross risk-weighted assets, divided by risk weighted period-end assets.

     - The leverage ratio is Tier 1 capital divided by average assets for the most recent quarter (excluding intangible assets).

                                                          AT AND FOR THE YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------
                                                     1994       1995       1996       1997       1998
                                                   --------   --------   --------   --------   --------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Interest income................................  $ 1,244    $ 6,421    $10,525    $16,251    $26,904
  Interest expense...............................      214      1,696      2,646      4,204      7,951
                                                   -------    -------    -------    -------    -------
  Net interest income before provision for loan
    losses.......................................    1,030      4,725      7,879     12,047     18,953
  Provision for loan losses......................       76        496        830      1,060      1,576
                                                   -------    -------    -------    -------    -------
  Net interest income after provision for loan
    losses.......................................      954      4,229      7,049     10,987     17,377
  Non-interest income............................       18         71        296        590      1,703
  Non-interest expenses..........................    2,976      4,098      5,724      9,168     15,605
                                                   -------    -------    -------    -------    -------
  Income (loss) before income taxes..............   (2,004)       202      1,621      2,409      3,475
  Income taxes...................................        1          1        220        844      1,325
                                                   -------    -------    -------    -------    -------
  Net income (loss)..............................  $(2,005)   $   201    $ 1,401    $ 1,565    $ 2,150
                                                   =======    =======    =======    =======    =======

                                                    AT AND FOR THE YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------
                                             1994        1995        1996        1997        1998
                                           ---------   ---------   ---------   ---------   ---------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PER SHARE DATA:
  Net income (loss) -- basic.............  $   (0.55)  $    0.05   $    0.32   $    0.32   $    0.41
  Net income (loss) -- diluted...........      (0.55)       0.05        0.31        0.30        0.37
  Book value (end of period).............       3.21        4.02        4.41        4.52        5.53
  Weighted average number of shares
    outstanding -- basic.................  3,660,220   3,667,368   4,368,394   4,937,533   5,242,516
  Weighted average number of shares
    outstanding -- diluted...............  3,660,147   3,715,393   4,550,929   5,221,857   5,844,038

BALANCE SHEET DATA:
  Investment securities..................  $  30,336   $  51,449   $  75,268   $  87,697   $  76,793
  Net loans..............................     10,455      41,950      81,513     126,485     232,482
  Allowance for loan losses..............         76         572       1,402       2,285       3,825
  Non-accrual loans......................         --          --          --          --       1,288
  Total assets...........................     59,037     132,160     173,303     267,575     404,931
  Total deposits.........................     47,082     118,746     146,379     242,978     368,958
  Total shareholders' equity.............     11,741      12,829      20,524      22,336      30,697

SELECTED PERFORMANCE RATIOS:
  Return on average assets...............        n/m        0.22%       0.96%       0.74%       0.65%
  Return on average equity...............        n/m        1.67%       8.56%       7.38%       8.23%
  Net interest margin....................       5.13%       5.81%       5.99%       6.23%       6.33%
  Average net loans as a percentage of
    average deposits.....................      17.21%      37.68%      48.23%      52.98%      58.81%
  Average total shareholders' equity as a
    percentage of average total assets...      31.97%      13.25%      11.23%       9.98%       7.89%

SELECTED ASSET QUALITY RATIOS:
  Net loan charge-offs to average
    loans................................         --          --          --        0.18%       0.02%
  Allowance for loan losses to total
    loans................................       0.80%       1.53%       2.07%       2.02%       1.62%
  Allowance for loan losses to
    non-accrual loans....................         --          --          --          --      296.97%

CAPITAL RATIOS:
  Tier 1 risk-based......................       75.9%       22.5%       21.4%       14.6%        9.2%
  Total risk-based.......................       76.4%       23.6%       22.6%       15.8%       10.4%
  Leverage...............................       29.6%       13.5%       13.9%       10.3%        9.0%

                                                                 AT AND FOR THE THREE
                                                                MONTHS ENDED MARCH 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------    -----------
                                                                (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Interest income...........................................  $    5,172     $    7,164
  Interest expense..........................................       1,342          2,171
                                                              ----------     ----------
  Net interest income before provision for loan losses......       3,830          4,993
  Provision for loan losses.................................         160            643
                                                              ----------     ----------
  Net interest income after provision for loan losses.......       3,670          4,350
  Non-interest income.......................................          79          1,224
  Non-interest expenses.....................................       3,018          4,587
                                                              ----------     ----------
  Income before income taxes................................         731            987
  Income taxes..............................................         278            360
                                                              ----------     ----------
  Net income................................................  $      453     $      627
                                                              ==========     ==========
PER SHARE DATA:
  Net income -- basic.......................................  $     0.09     $     0.11
  Net income -- diluted.....................................        0.08           0.10
  Book value (end of period)................................        4.62           5.57
  Weighted average number of shares outstanding -- basic....   4,943,844      5,556,919
  Weighted average number of shares
    outstanding -- diluted..................................   5,498,769      6,412,398
BALANCE SHEET DATA:
  Investment securities.....................................  $   97,588     $   66,280
  Net loans.................................................     123,220        226,971
  Allowance for loan losses.................................       2,540          4,277
  Non-accrual loans.........................................          --          2,269
  Total assets..............................................     328,976        358,368
  Total deposits............................................     304,164        322,046
  Total shareholders' equity................................      22,825         30,929
SELECTED PERFORMANCE RATIOS:
  Return on average assets..................................        0.69%          0.69%
  Return on average equity..................................        8.08%          8.20%
  Net interest margin.......................................        6.49%          6.14%
  Average net loans as a percentage of average deposits.....       54.66%         73.91%
  Average total shareholders' equity as a percentage of
    average total assets....................................        8.55%          8.44%
SELECTED ASSET QUALITY RATIOS:
  Net loan charge-offs to average loans.....................       (0.07)%         0.08%
  Allowance for loan losses to total loans..................        2.02%          1.85%
  Allowance for loan losses to non-accrual loans............          --         188.49%
CAPITAL RATIOS:
  Tier 1 risk-based.........................................        13.1%          10.3%
  Total risk-based..........................................        14.6%          11.6%
  Leverage..................................................         8.4%           8.3%

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all the other information included or incorporated by reference in this prospectus, before you decide whether to purchase shares of our common stock.

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they (1) discuss our future expectations; (2) contain projections of our future results of operations or of our financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO THE OFFERING.

     THE OFFERING PRICE DOES NOT NECESSARILY REPRESENT CURRENT MARKET VALUE. The offering price does not reflect the price at which the common stock currently trades, nor does the offering price necessarily reflect the price at which Heritage's common stock will trade following the offering. No underwriter assisted us in determining the offering price.

     YOU WILL SUFFER IMMEDIATE DILUTION. The offering price per share exceeds Heritage's book value per share, which is shareholders' equity divided by the number of outstanding shares. Based upon the offering price and the book value per share as of March 31, 1999, the sale of the common stock in the offering will result in an immediate dilution of $8.40 per share for new shareholders if we sell all of the shares offered. Exercise of currently exercisable stock options would result in additional dilution to new shareholders of $.18.

     WE HAVE NOT ENGAGED AN UNDERWRITER AND MAY NOT SELL ALL OF THE SHARES OFFERED. The offering is not underwritten, so we can provide no assurance that we will sell all or any of the shares offered. We may sell any number of shares in the offering without any minimum. We may terminate the offering after accepting subscriptions for any number of shares less than the maximum. Raising less than $7,000,000 in new capital may impair our ability to charter a new bank. Once you submit a subscription, we can hold your subscription funds in an impound account and accept or reject your subscription for any reason or no reason. Our directors and officers have only limited experience in conducting an offering of common stock.

     WE FACE RISKS RELATING TO ORGANIZING A NEW BANK. With a portion of the proceeds of the offering, we intend to organize and capitalize a new bank in Morgan Hill, California. We are in the process of seeking the required regulatory approvals. However, we can provide no assurance:

     - that we will receive permission to organize a new bank;

     - that we will be able to recruit personnel necessary to manage and operate a new bank; or

     - that a new bank, if established, will be able to operate profitably.

     New banks typically operate at a loss for one or more years even if they ultimately become profitable. Therefore opening a new bank is not likely to increase, and may decrease, our net income shortly after the completion of the offering. If we raise capital in the offering but are not able to increase our asset and deposit base, through either a new bank or existing operations, our return on average equity could decline.

RISKS RELATED TO OUR BUSINESS.

     OUR BUSINESS IS DEPENDENT ON THE TECHNOLOGY INDUSTRY. The technology industry dominates the economy of our service area, which includes Silicon Valley. The technology industry is highly volatile. Any softness in the technology industry could have an adverse effect on local market conditions and on our financial condition and results of operations.

     OUR LENDING BUSINESS IS GEOGRAPHICALLY CONCENTRATED. Our loan portfolio consists almost entirely of loans to businesses located in California and in particular Santa Clara, Alameda, Contra Costa and San Benito counties. The collateral for many of our loans consists of real and personal property located in the same counties. This lack of geographic diversification in the loan portfolios could have a material adverse effect on our financial condition and results of operation if a cyclical downturn or natural disaster affected the local economy.

     THE LENDING BUSINESS HAS INHERENT RISKS. Heritage Bank of Commerce and Heritage Bank East Bay are engaged primarily in commercial, consumer and real estate lending. The risk of nonpayment of loans is inherent in the lending business. The ability of borrowers to repay their obligations can be adversely affected by factors beyond our control, including local and general economic and market conditions. A substantial portion of our loans are secured by real estate. These same factors may adversely affect the value of real estate collateral. The Company maintains an allowance for loan losses and periodically makes additional provisions to the allowance to reflect the level of losses determined by management to be inherent in the loan portfolio. However, the level of the allowance and the amount of these provisions are only estimates based on our judgment, and we can provide no assurance that actual losses incurred will not exceed the amount of the allowance or require substantial additional provisions to the allowance.

     Land and construction loans comprised 21% and 22% of our loan portfolio at December 31, 1998 and 1997, respectively. Land and construction loans are generally considered to involve greater risk of loss than other forms of commercial lending. This is due to land and construction loan repayment being determined by factors that may change over time and over the course of construction. Changes in the interest rates or other market conditions may create a situation that delays eventual loan repayment or creates a loss on the loan.

     Repayment of land and construction loans is affected by factors that may change over time and over the course of construction. Changes in the interest rates or market demand for housing or commercial space may create a situation that delays eventual loan repayment or results in a loan loss.

     THE INTRODUCTION AND RAPID EXPANSION OF OUR INTERNET CREDIT CARD BUSINESS IN 1998 POSES CREDIT RISKS. In 1998, we offered credit cards over the internet to consumers outside our service area in order to earn interest income and gain experience in the technology of internet banking. Aggregate balances grew to $65,000,000 by the end of the year. Consumer credit card lending is not among our traditional banking activities. We lack direct experience in the credit card business, and we do not know how marketing over the internet might cause our actual loss experience to vary from our expectations. Therefore we can give no assurance that the reserves we have established for possible losses on this portfolio will be adequate to compensate for actual losses that we might incur.

     EXTERNAL FACTORS MAY AFFECT ASSET QUALITY. California is prone to earthquakes, flooding and other natural disasters. Some of these risks may not be insurable. Our properties and substantially all of the real and personal property securing our loans are located in California. We face the risk that many of our borrowers may experience uninsured property damage, sustained interruption of their businesses, or loss of their jobs from earthquakes, floods or other disasters. As a result, these borrowers may be unable to repay their loans on their original terms, and the allowance for loan losses may not be adequate to cover losses resulting from these external factors.

     WE HAVE A SHORT OPERATING HISTORY. At March 31, 1999, Heritage Commerce Corp had been incorporated for approximately one year, while Heritage Bank of Commerce had completed just over four full years of operations. We cannot assure you that Heritage will be able to engage in any activity other than ownership of Heritage Bank of Commerce and Heritage Bank East Bay. We cannot assure you that our banks will continue to increase in asset size at the rate each has grown since their inception or that results of future operations can be predicted from their past operating histories.

     WE DO NOT CURRENTLY PAY CASH DIVIDENDS. Our ability to pay cash dividends in the future will depend on our profitability, growth, capital needs and compliance with regulatory capital requirements. The Board of Directors currently intends to retain earnings, if any, to support growth and has no intention of paying cash dividends in the foreseeable future. We cannot assure you as to when or whether we will pay a cash dividend or the amount of the dividend.

     WE FACE STRONG COMPETITION. Competition may have an adverse effect on us. In California generally, and in our service area specifically, major banks dominate the commercial banking industry. The major banks have greater resources for marketing, development of services and products and investment in technology than we have, and they enjoy greater economies of scale.

     WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION. Our operations are subject to extensive state and federal regulation, supervision and legislation. From time to time, legislators enact laws which have the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. These regulations are intended primarily for the protection of depositors and consumers, rather than for the benefit of shareholders. For several years, Congress has considered various forms of legislation to repeal the current statutory restrictions on affiliations between commercial banks and securities firms and to change other significant banking laws. Should major legislative changes occur, we cannot predict the impact these changes might have on us.

     The monetary and fiscal policies of the Board of Governors of the Federal Reserve System (the "FRB") also influence the commercial banking business. The FRB implements national monetary policies, such as curbing inflation and combating recession, by its open-market operations in United States government securities, by adjusting the required level of reserves for financial institutions conditioned on its reserve requirements, and by varying the interest rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. Future changes in monetary policies could have an impact on our cost of funds, the rates we charge on loans and the overall availability of credit.

     The FRB has adopted a policy which requires a bank holding company to serve as a source of financial strength to its banking subsidiaries. The FRB has ordered bank holding companies to contribute cash to their troubled bank subsidiaries based upon this policy. This policy could have the effect of decreasing funds available for distributions to shareholders. In addition, the FRB could require a bank holding company in particular circumstances to guarantee the capital plan of an undercapitalized banking subsidiary. Neither of our banks is currently undercapitalized, but we can provide no assurance that they or a new bank will not be undercapitalized in the future.

     OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY. In recent years the stock market in general and the market for shares of small capitalization stocks in particular have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. These fluctuations could have a material adverse effect on the market price of our common stock.

     An underwriter is permitted to take certain steps to limit the volatility of a stock's market price after completion of an offering. Without an underwriter, we will have little or no control over the volatility of the market price for our common stock after the offering.

     The average trading volume in our common stock is currently less than 5,000 shares per day according to information provided by Nasdaq and may be substantially less. Low trading volume may increase the volatility of our stock price.

     THE YEAR 2000 PROBLEM COULD DISRUPT OUR BUSINESS. The inability of computers, software, and other equipment utilizing microprocessors to recognize and properly process data fields containing a two-digit year is commonly referred to as the year 2000 compliance issue. As the year 2000 approaches, these systems may be unable to process accurately particular date-based information.

     Our vendors have provided appropriate assurances with regard to these issues. However, there can be no guarantee that these assurances will prove to be accurate, or that the systems of other companies on which our systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have a material adverse effect on us. We have assessed the credit risk related to our borrowers' year 2000 compliance progress and have integrated a year 2000 compliance element into our credit approval process.

     The costs of, and the date on which we plan to complete the year 2000 modification and testing process, are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of particular resources, third-party modification plans, and other factors. However, we can provide no assurance that our actual results will be consistent with these estimates.

                                USE OF PROCEEDS

     If we sell all of the shares offered, gross proceeds will be $10,500,000. We estimate expenses of the offering at approximately $120,000, leaving maximum net proceeds of $10,380,000. If we sell less than all of the shares offered, proceeds will be lower. The offering is not subject to the sale of any minimum number or dollar amount of shares.

     Heritage intends to use up to $7,000,000 in proceeds to capitalize a new bank at the location of its new South Valley branch in Morgan Hill, California, and to use the remaining amount for general corporate purposes. Heritage believes, based on discussions with bank regulators, that the regulators will require not less than this amount of capital as a condition to approval of a new bank. If Heritage does not establish a new bank in Morgan Hill or elsewhere for any reason, including failure to raise sufficient funds in the offering to capitalize a new bank, it intends to retain any capital received in the offering and to invest part or all of the capital in Heritage Bank of Commerce and Heritage Bank East Bay to support growth in Santa Clara, Alameda, Contra Costa and San Benito counties, as Heritage deems appropriate.

     Proceeds retained by Heritage and not used to capitalize a new bank will initially be invested in government securities or other permitted investments and ultimately used in the discretion of the Board of Directors. If we sell any of the additional shares that we have registered (see the footnote on the cover page of this prospectus), Heritage will retain those proceeds as well. We cannot assure you that we will succeed in selling all or any portion of the shares being offered.

                                    DILUTION

     At March 31, 1999, the shareholders' equity, or net book value, of Heritage was $30,929,000, or $5.57 per share. Net book value per share represents Heritage's total assets less total liabilities divided by the total number of shares of common stock outstanding, exclusive of currently exercisable options.

     Net book value dilution per share represents the difference between the amount per share paid by the purchasers of common stock in the offering and the pro forma net book value per share of common stock immediately after the completion of the offering. After giving effect to the sale by Heritage of the 700,000 shares of common stock offered in this document at the public offering price of $15.00 per share and receipt by Heritage of the net proceeds, the pro forma net book value of Heritage at March 31, 1999, would have been a maximum of approximately $41,309,000 ($6.60 per share). This represents an immediate decrease in book value per share of $8.40 per share to purchasers of shares in the offering, as illustrated by the following:

DILUTION IN NET BOOK VALUE PER SHARE TO NEW SHAREHOLDERS

                                                             ASSUMING 700,000 NEW
                                                            SHARES IN THE OFFERING
                                                            ----------------------
Public offering price per share...........................          $15.00
Net book value per share at March 31, 1999................            5.57
Increase per share attributable to new shareholders in the
  offering................................................            1.03
Pro forma net book value per share after the offering.....            6.60
Dilution in net book value per share to new
  shareholders............................................            8.40

     Exercise of currently exercisable stock options would result in additional dilution to new shareholders of $.18 per share.

                                 CAPITALIZATION

     The following table sets forth the capitalization and capital ratios of Heritage at March 31, 1999, and as adjusted to give pro forma effect to the offering assuming sale of the 700,000 shares offered hereby:

                                                                 AT MARCH 31, 1999
                                                            ---------------------------
                                                                         AS ADJUSTED
                                                            ACTUAL     FOR THE OFFERING
                                                            -------    ----------------
                                                              (DOLLARS IN THOUSANDS)
Preferred stock, 10,000,000 shares authorized; none
  outstanding.............................................       --             --
Common stock, no par value, 30,000,000 shares authorized;
  shares outstanding: 5,561,656 at March 31, 1999 and
  6,261,656 as adjusted...................................  $29,455        $39,835
Retained earnings.........................................    1,249          1,249
Accumulated other comprehensive income....................      225            225
                                                            -------        -------
Total shareholders' equity................................  $30,929        $41,309
                                                            =======        =======
CAPITAL RATIOS:
  Tier 1 risk-based capital...............................   10.30%         13.80%
  Total risk-based capital................................   11.55%         15.06%
  Leverage................................................    8.32%         11.15%

     The table above assumes that Heritage will immediately pay estimated expenses of $120,000 and invest net proceeds in U.S. Treasury securities with a 0% risk factor for regulatory capital purposes. The table above does not reflect shares of common stock that would be issued upon exercise of outstanding stock options. The table also does not reflect the additional 100,000 shares that we have registered and may sell as described in the footnote on the cover page of this prospectus.

                        DETERMINATION OF OFFERING PRICE

     The Board of Directors of Heritage determined the offering price for the shares of common stock offered after considering several factors, including recent trading prices of the common stock, book value per share, earnings per share, historical results of operations, assessment of our management and financial condition and market activity of stock for other financial institutions. The offering price does not necessarily reflect the price at which the common stock currently trades, nor does the offering price necessarily reflect the price at which the common stock will trade following the offering. Because the offering is expected to take place over a period of 90 days and as long as 135 days, the market price for the common stock could vary during the offering.

                         TRADING HISTORY AND DIVIDENDS

TRADING HISTORY

     On July 30, 1998 Heritage's common stock was approved for listing on the Nasdaq National Market under the symbol "HTBK." Before July 30, 1998, Heritage's common stock (before February 17, 1998, the common stock of Heritage Bank of Commerce) was listed on the Over-the-Counter Electronic Bulletin Board under the symbol "HTBC."

Everen Securities, Hoefer & Arnett, Incorporated, Sutro & Co., Incorporated and Van Kasper & Company have acted as market makers for the common stock. These market makers have no obligation to make a market for Heritage's common stock, and they may discontinue making a market at any time.

     The information in the following table for 1999 and the third and fourth quarters in 1998 indicates the high and low closing prices for the common stock, based upon information provided by the Nasdaq National Market. The information for quarters before the third quarter of 1998 is based upon information provided by the market makers. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, do not reflect actual transactions, and do not include nominal amounts traded directly by shareholders or through other dealers who are not market makers.

                                                               HIGH      LOW
                                                              ------    ------
1999
Second Quarter (through May 28, 1999).......................  $20.50    $15.00
First Quarter...............................................   21.94     13.46

1998
Fourth Quarter..............................................   14.67     11.33
Third Quarter...............................................   14.00      9.67
Second Quarter..............................................   11.33      9.67
First Quarter...............................................   11.33     10.00

1997
Fourth Quarter..............................................   13.33     10.67
Third Quarter...............................................    9.67      5.78
Second Quarter..............................................    5.67      5.55
First Quarter...............................................    5.78      5.39

     Share prices above are adjusted to reflect:

     - a 5 percent stock dividend which was paid on February 26, 1997 to shareholders of record as of February 5, 1997;

     - a 3-for-2 stock split on August 15, 1997 to shareholders of record as of August 1, 1997, and

     - a 3-for-2 stock split on February 19, 1999 to shareholders of record as of February 5, 1999.

     On May 28, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $15.50 per share. As of May 19, 1999, Heritage had approximately 835 shareholders of record. This number does not include the number of beneficial holders of Heritage common stock held in street name; we believe this number is approximately 475. Effective February 17, 1998, Heritage Bank of Commerce's common stock was exchanged on a share for share basis with the common stock of Heritage.

DIVIDEND POLICY AND HISTORY

     HERITAGE. Heritage currently has no intention of paying cash dividends in the foreseeable future. Payment of cash dividends is conditioned on earnings, financial condition, cash needs, the discretion of the Board of Directors and compliance with regulatory requirements. For discussion of regulatory requirements, see
"-- Limitations on Dividends" below. At present, the Board of Directors intends to consider payment of cash dividends only when Heritage achieves positive retained earnings and the Board determines that retention of earnings is not necessary to support anticipated growth in assets.

     THE BANKS. The primary source of funds for payment of dividends by Heritage to its shareholders is expected to be the receipt of cash dividends from Heritage Bank of Commerce and Heritage Bank East Bay. The banks' abilities to pay dividends to Heritage is limited by applicable state and federal law as discussed below.

     Payment of cash dividends by the banks in the future will depend upon their earnings and financial condition and other factors deemed relevant by management, including compliance with regulatory requirements. Heritage Bank East Bay has an accumulated deficit that precludes it from paying cash dividends to Heritage without the consent of the California Commissioner of Financial Institutions. In April 1998, Heritage Bank of Commerce received permission from the Commissioner to pay a cash dividend of $300,000 to Heritage. Heritage used the funds to repay its costs of organization and for general corporate purposes.

     In 1995 and 1997, Heritage Bank of Commerce declared stock dividends. The Bank accounted for the stock dividends by increasing its recorded accumulated deficit and transferring $1,384,000 and $1,304,000, respectively, to permanent capital.

     In August 1997, Heritage Bank of Commerce declared a 3 for 2 stock split, and in January 1999, Heritage declared a 3 for 2 stock split. In each transaction we accounted for the transaction by restating all share information to reflect the effect of the split.

LIMITATIONS ON DIVIDENDS

     HERITAGE. A California corporation such as Heritage may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. In the event sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, the corporation's assets equal at least 125% of its liabilities and some other conditions are met. Since the 125% ratio is equivalent to a capital-to-assets ratio of 20%, most bank holding companies, including Heritage, based on its current capital ratios, are unable to meet this last test and therefore may pay cash dividends only if they have sufficient retained earnings.

     A bank holding company may not pay a cash dividend if, as a result, its capital ratios would fall below regulatory requirements. The FRB may prohibit payment of cash dividends if it determines that the payment might be unsafe or unsound.

     THE BANKS. California Banking Law provides that a state-licensed bank may not make a cash distribution to its shareholders in excess of the lesser of the following:

     - the bank's retained earnings, or

     - the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank to its shareholders during the three year period.

     However, with the prior approval of the Commissioner, a bank may make a distribution to its shareholders of an amount not to exceed the greatest of the following:

     - a bank's retained earnings,

     - its net income for its last fiscal year, or

     - its net income for the current fiscal year.

     The FDIC and the Commissioner have authority to prohibit a bank from engaging in business practices which are considered to be unsafe or unsound. Depending upon the financial condition of a bank and upon other factors, the FDIC or Commissioner could assert that payments of dividends or other payments by a bank might be an unsafe or unsound practice.

                                HOW TO SUBSCRIBE

GENERAL

     To invest, you must purchase at least 100 shares for a minimum investment of $1,500. Once you submit a completed subscription to us, you may not withdraw it. We reserve the right to accept individual subscriptions for fewer than 100 shares in our discretion. The offering is not underwritten and is not conditioned on the sale of any minimum number of shares.

     Only the directors and officers of Heritage and its subsidiaries have the authority to solicit subscriptions for shares. Our directors and officers intend to solicit by means of personal and telephone contact with prospective subscribers and by direct mailing of the prospectus. We may reimburse our directors and officers for their reasonable expenses, if any, incurred in connection with the selling of shares.

RESTRICTIONS

     Only persons who have received a copy of this prospectus may subscribe. Except with the express consent of Heritage, the FRB and the Commissioner, no investor may purchase, directly or indirectly, shares which together with any shares previously held by the investor equal or exceed 10% of the Heritage common stock to be outstanding immediately following completion of the offering. In addition, except with our consent, no investor may purchase in the offering, directly or indirectly, shares which together with any shares previously held by the investor, equal or exceed 5% of our common stock to be outstanding immediately following completion of the offering.

APPLICATION FOR COMMON STOCK

     The prospectus includes Appendix A, the Stock Subscription Application, and is accompanied by a Stock Subscription Application with IRS Form W-9. You may subscribe to purchase shares by mailing or delivering to us:

     - a completed and signed application;

     - a check payable to "Heritage Commerce Corp" in the amount of the purchase price; and

     - a completed IRS Form W-9.

     We can accept or reject applications in whole or in part for any reason. We will notify you in writing whether we have accepted your application within one month after we receive it. If we reject your application in whole or in part, we will return your unaccepted funds together with interest actually earned thereon.

     We will deposit all subscription funds in an interest-bearing impound account at Heritage Bank of Commerce. Funds in the impound account will bear simple interest at a rate of 3% per annum. Any funds in the impound account are insured by the FDIC up to a maximum of $100,000 per purchaser; however, our common stock is not insured by the FDIC or any other agency.

     On approximately a monthly basis we will conduct a closing at our premises. At each closing, at our request Heritage Bank of Commerce will release to us funds in the impound account (including any interest earned) attributable to accepted applications. Within 10 business days after each closing, we will mail to each of you whose application we have accepted a stock certificate, registered in your name or as directed by you, for the shares you have purchased.

     We plan to keep the offering open for 90 days, but we may terminate it early or extend it for up to 45 days at our discretion. If for any reason we terminate the offering without accepting any applications, we will send to each of you who has submitted an application a written notice and a refund of the amount you submitted plus interest actually earned on those funds while on deposit in the impound account.

                                    BUSINESS

GENERAL

     Heritage was incorporated in 1997 under the California General Corporation Law for the principal purpose of engaging in activities permitted for a bank holding company. Heritage is the holding company for Heritage Bank of Commerce and Heritage Bank East Bay and is a legal entity separate and distinct from the banks. The operations of Heritage are conducted at the same location and in the same facilities as the operations of the banks. Heritage does not expect to engage in activities other than the operation of its subsidiary banks in the immediate future. Heritage may also receive income from dividends paid to it by its banks if they satisfy legal requirements for payment of dividends. However, our banks have no formal dividend policy, and they issue dividends solely in the discretion of their respective Boards of Directors. We cannot assure you as to when or whether Heritage might pay dividends or what the amount of its dividends might be. Heritage Bank East Bay currently has an accumulated deficit which precludes it from paying cash dividends without the consent of the Commissioner. If the offering is completed, Heritage may earn interest on investment of funds not used to capitalize a new bank. See "Use of Proceeds."

     The FRB regulates the activities of Heritage. Heritage may engage, directly or through subsidiary corporations, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956.

THE BANKS

     Heritage Bank of Commerce, with its main office located in the city of San Jose, California, commenced operations as a California state-chartered bank on June 8, 1994. Heritage Bank East Bay, with its main office located in the city of Fremont, California, commenced operations as a California state-chartered bank on December 7, 1998. The banks' deposit accounts are insured by the FDIC, up to the applicable limits. Neither bank is a member of the Federal Reserve System.

     Heritage Bank of Commerce and Heritage Bank East Bay offer traditional banking services, including:

     - a range of loans, primarily commercial loans, including real estate loans, construction loans, SBA loans, inventory and accounts receivable loans, and equipment loans;

     - checking, savings, and time deposits; NOW and money market deposit accounts;

     - travelers' checks, safe deposit, and other customary non-deposit banking services; and

     - VISA and MasterCard credit cards through a correspondent.

     The banks do not have a trust department.

     In February 1999, Heritage Bank of Commerce opened its new South Valley branch in Morgan Hill, California. It intends to utilize the South Valley branch to obtain deposits and loans in southern Santa Clara County and San Benito County. If we succeed in raising $7,000,000 or more in this offering and in establishing a new bank in Morgan Hill at the same location, we intend to transfer the assets, liabilities and operations of the South Valley branch to the new bank. We expect that the new bank, if established, will have its own board of directors consisting of individuals who live or work in or near Morgan Hill and whose community contacts will help promote the interests of the new bank in Morgan Hill. We believe that a new bank with management drawn from the Morgan Hill community will be better able to attract and retain banking business in the Morgan Hill community than Heritage's existing South Valley branch and to compete with other financial institutions without such ties to the local community. No assurance can be given that a new bank will attract the amount of business we anticipate or that the new bank can operate at a profit in either the short term or long term.

BUSINESS AND MARKETING STRATEGY

     Heritage benefits from its location in the downtown business district of the City of San Jose. By virtue of its local management and decision making and substantially local ownership, Heritage hopes to benefit from the continuing trend in the banking industry towards merger and consolidation. Heritage's business strategy and promotional activities emphasize service and responsiveness to local needs. Management believes that the capital provided by the offering can allow Heritage to implement its strategy of establishing new banks, branches, or representative offices in contiguous geographic areas.

     Our primary focus is on small to medium sized businesses, their owners, operators and employees, operating in Santa Clara, Alameda, Contra Costa and San Benito counties. Our marketing and sales are confined primarily to personal contacts and referrals in the community. We focus primarily on obtaining business from clients who require an unusual degree of personal service and attention from their bank. Businesses served include manufacturers, distributors, contractors, professional corporations/partnerships, and service businesses. Between them Heritage Bank of Commerce and Heritage Bank East Bay had approximately 3,500 deposit accounts at December 31, 1998.

     In 1998, we began offering credit cards over the internet to consumers outside our service area. By the end of 1998, aggregate credit card balances reached $65,000,000. In 1999 we plan no further expansion of this business and expect aggregate credit card balances to decline.

MARKET AREA

     Currently, our primary market area is comprised of Santa Clara, Alameda, Contra Costa and San Benito counties. We serve a secondary market consisting of the South Bay portion of the San Francisco Bay Area, including portions of all counties contiguous to its primary market area. This area is characterized by a high degree of urbanization and several concentrations of the small industrial companies and small-to-medium service companies that comprise our target market.

COMPETITION

     The banking and financial services business in California generally, and in our market area specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. Heritage Bank of Commerce and Heritage Bank East Bay compete for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than our banks.

     To compete with the other financial services providers, we principally rely upon local promotional activities, personal relationships established by officers, directors, and employees with its customers, and specialized services tailored to meet their customers' needs. In those instances where we are unable to accommodate a customer's needs, we seek to have those services provided in whole or in part by our correspondents.

PREMISES

     Heritage leases all of its properties. Heritage Bank of Commerce occupies premises at 150 Almaden Boulevard and 100 Park Center Plaza in downtown San Jose. Heritage Bank of Commerce also has a branch located in Morgan Hill, California, which (pending regulatory approval) will eventually become Heritage Bank South Valley. The Morgan Hill branch is located in a temporary facility at 18625 Sutter Boulevard. A permanent structure is currently being erected at the same location. Heritage Bank East Bay has its main office at 3077 Stevenson Boulevard in Fremont and a loan production office at 12657 Alcosta Boulevard in San Ramon, California.

EMPLOYEES

     As of March 31, 1999, we employed a total of 142 persons, primarily on a full-time basis. None of our employees are presently represented by a union or covered by a collective bargaining agreement. We believe that employee relations are satisfactory.

LITIGATION

     From time to time, Heritage is involved in litigation as an incident to its business. In the opinion of management, no pending or threatened litigation is likely to have a material adverse effect on Heritage's financial condition, results of operations or cash flows.

ALLOWANCE FOR LOAN LOSSES

     Heritage maintains an allowance for loan losses to absorb potential credit losses inherent in the loan portfolio. The allowance is based on ongoing, monthly assessments of the probable estimated losses, and to a lesser extent, unused commitments to provide financing. Loans are charged against the allowance when management believes that the collectibility of the principal is doubtful. The allowance is increased by a provision for loan losses, which is charged against current period operating results and decreased by the amount of charge-offs, net of recoveries. Heritage's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances and the unallocated allowance.

     The formula allowance is calculated by applying loss factors to outstanding loans and certain unused commitments. Loss factors are based on management's experience and may be adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. Due to Heritage's lack of historical loss experience, management utilizes their prior industry experience to determine the loss factor for each category of loan.

     Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss may be incurred in excess of the amount determined by the application of the formula allowance. The allowance also incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans. Management considers a loan to be impaired when it is probable that Heritage will be unable to collect all amounts due according to the contractual terms of the note agreement. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate, or the fair value of the collateral if the loan is secured by real estate.

     The unallocated allowance is based upon management's evaluation of various conditions that are not directly measured in the determination of the formula and specific allowances. The conditions evaluated in connection with the unallocated allowance may include existing general economic and business conditions affecting the key lending areas of Heritage, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle, and bank regulatory examination results.

                    DESCRIPTION OF SECURITIES OF THE COMPANY

GENERAL

     The authorized capital stock of Heritage consists of 30,000,000 shares of common stock, no par value, of which 5,561,656 shares were issued and outstanding as of March 31, 1999. In addition, 1,657,346 shares have been reserved for issuance under the Stock Option Plan; options for 1,317,364 shares are outstanding, 113,912 have been exercised, and 226,070 remained available for grant as of March 31, 1999. A proposal to increase the number of shares reserved under the Stock Option Plan by 162,576 shares was approved at the 1999 Annual Meeting of Shareholders on May 27, 1999. Along with the common stock, the authorized capital of Heritage includes 10,000,000 shares of preferred stock, of which none were issued and outstanding as of March 31, 1999. As of March 31, 1999, Heritage had approximately 835 shareholders of record.

COMMON STOCK

     Each share of common stock has the same rights, privileges, and preferences as every other share of common stock, and there are no pre-emptive, conversion or redemption rights or sinking fund provisions applicable thereto. The shares outstanding are fully paid, as described below.

     Voting Rights. Each holder of the common stock is entitled to one vote per share on any issue requiring a vote at any meeting, except that in connection with the election of directors, the shares may be voted cumulatively. Cumulative voting entitles a shareholder the right to vote the number of shares he or she owns, multiplied by the number of directors to be elected. This total number of votes may be cast for one candidate or may be distributed on the same principle among as many candidates as the shareholder may desire. Heritage's Articles of Incorporation may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the outstanding shares.

     Liquidation Rights. Upon liquidation or dissolution of Heritage, holders of the common stock are entitled to receive pro rata the net assets remaining after payment of all creditors of Heritage.

     No Pre-emptive Rights. Holders of the common stock of Heritage have no pre-emptive or other rights to subscribe for additional shares.

     Dividend Rights. Each share of Heritage's common stock participates equally in dividends on common stock, which are payable when, as, and if declared by the Board of Directors out of funds legally available for that purpose. See "Trading History and Dividends -- Dividends."

     Transfer Agent. Gemisys serves as the registrar and transfer agent for Heritage's common stock.

     Acquisition of Control. Both Federal and state law prohibit a person or company from acquiring 10% or more of the outstanding equity securities of a bank holding company without prior notice to and approval of the FRB and Commissioner. No corporation may acquire 25% or more of the outstanding shares of a bank holding company without obtaining the prior approval of the FRB under the Bank Holding Company Act.

PREFERRED STOCK

     Heritage is authorized to issue 10,000,000 shares of preferred stock. The Board of Directors may create one or more classes or series of preferred stock and may determine the rights, preferences, privileges and restrictions of any class or series without any further approval or action by the shareholders.

     The effects of issuing preferred stock on the holders of common stock could include, among other things:

     - reducing the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

     - restricting dividends on common stock if dividends on the series of preferred stock are in arrears;

     - diluting the voting power of common stock if the series of preferred stock has voting rights, including a possible "veto" power if the series of preferred stock has class voting rights;

     - diluting the equity interest of holders of common stock if the series of preferred stock is convertible, and is converted, into common stock; and

     - restricting the rights of holders of common stock to share in Heritage's assets upon liquidation until satisfaction of any liquidation preference granted to the holder of the series of preferred stock.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION

     Section 317 of the California Corporation Law expressly grants to each California corporation, including Heritage and its subsidiary banks, the power to indemnify its directors, officers and agents against some liabilities and expenses incurred in the performance of their duties. Rights to indemnification beyond those provided by Section 317 may be valid to the extent that these rights are authorized in the corporation's articles of incorporation. Indemnification may not be made, however, with respect to liability incurred in connection with any of the specific acts for which the liability of directors may not be limited as discussed in the previous section.

     With respect to all proceedings other than shareholder derivative actions,
Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted:

     - for any matter with respect to which the person to be indemnified has been held liable to the corporation, unless the indemnification is approved by the court;

     - of amounts paid in settling or otherwise disposing of a pending action without court approval; or

     - of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by Section 317, a corporation is obligated by Section 317 to indemnify the person against expenses actually and reasonably incurred by him in connection with the proceeding.

     FDIC regulations prohibit the indemnification by insured banks and their holding companies of their directors, officers and other institution-affiliated persons for that portion of the costs sustained with regard to an administrative or civil enforcement action commenced by any federal banking agency that results in a final order or settlement to which a director, officer or other party is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured institution or required to cease and desist from or to take an affirmative action under the Federal Deposit Insurance Act. This regulation permits an institution to make an indemnification payment to, or for the benefit of, a director, officer or other party only if the institution's Board of Directors, in good faith, determines that the individual acted in good faith and in a manner that he or she believed to be in the best interests of the institution and that the payment of indemnification will not adversely affect the institution's safety and soundness. The director, officer or other party must agree in writing to reimburse the institution for any indemnification payments received should the proceeding result in a final order being instituted against the individual assessing a civil money penalty, removing the individual from office, or requiring the individual to cease and desist from particular institutional activity.

                                 LEGAL MATTERS

     Our counsel, McCutchen, Doyle, Brown & Enersen, LLP, San Francisco, California, will give an opinion that the shares of common stock covered by this prospectus are valid.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1998 and 1997 incorporated in this prospectus by reference from the Company's Annual Report of Form 10-K for the years ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Heritage Bank of Commerce as of December 31, 1996, and for the year then ended incorporated by reference in this prospectus have been audited by KPMG LLP, independent auditors, as stated in their report appearing in this document and incorporated by reference in this document in reliance upon the report of the firm given upon their authority as experts in accounting and auditing.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus. We also incorporate all future documents we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

     The following documents of Heritage which have been filed with the SEC are hereby incorporated by reference in this prospectus:

        SEC FILING                 PERIOD/FILING DATE
        ----------                 ------------------
Annual Report on Form 10-K    Year ended December 31, 1998
Current Report on Form 8-K    January 6, 1999
Current Report on Form 8-K    January 29, 1999
Quarterly Report on Form
  10-Q                        May 14, 1999

     You may request a copy of these documents, at no cost, by writing to:
Heritage Commerce Corp, 150 Almaden Boulevard, San Jose, CA 95113, telephone
(408) 947-6900, attention: Corporate Secretary.

                             ADDITIONAL INFORMATION

     On March 5, 1998, Heritage registered its common stock under the Exchange Act. As required by the Exchange Act, Heritage files periodic and current reports, proxy materials and other information with the SEC. You can obtain copies of these statements from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's web site (http://www.sec.gov). From April 1997 to March 1998, the common stock of Heritage Bank of Commerce was registered under the Exchange Act with the FDIC. Copies of the Bank's filings under the Exchange Act for this period can be obtained from the FDIC at its Division of Supervision, Regulation, Distribution and Securities Operations Unit, 550 17th Street N.W., Washington, D.C. 20429.

     Heritage has filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 for this offering of common stock. This prospectus, which constitutes part of the registration statement, does not contain all of the information included or incorporated by reference in the registration statement and its exhibits and schedules. To obtain that additional information, including the contents of any contract filed as an exhibit and not included in this prospectus, you should refer to the registration statement and its exhibits and schedules. It is available at the addresses above. Statements in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the contract or other document for all the details.

                                   APPENDIX A

                         STOCK SUBSCRIPTION APPLICATION

                             HERITAGE COMMERCE CORP

               BY EXECUTING THIS STOCK SUBSCRIPTION APPLICATION,
               I ACKNOWLEDGE RECEIPT OF A COPY OF THE PROSPECTUS.

     I hereby subscribe for and offer to purchase the number of shares of common stock, no par value, of Heritage Commerce Corp ("Common Stock") shown below, upon the terms and conditions specified in the Prospectus at a purchase price of $15.00 per share. All subscriptions must be for a minimum of 100 shares. No fractional shares will be issued.

     I acknowledge and agree that this Application constitutes an irrevocable offer and may not be withdrawn without the consent of Heritage Commerce Corp. If Heritage accepts any subscription only in part, I understand that Heritage will return any portion of funds not required for the partial subscription, together with interest actually earned on this portion. If Heritage declines any subscription, I understand that Heritage will return my subscription funds at that time, with any interest actually earned on the funds.

     If Heritage Commerce Corp cancels the offering in its entirety or rejects the Application, this offer to purchase and subscribe shall become void, and Heritage will return any payments received from me in full plus any actual interest earned on the amount returned. I understand that Heritage will mail my funds immediately upon termination of the offering or rejection of my Application.

     Subscriptions may be made by completing and signing this stock subscription application in triplicate and delivering all three copies to: Heritage Commerce Corp, 150 Almaden Boulevard, San Jose, California 95113, by 5:00 p.m., Pacific Standard Time, within 90 days of the date of the offering, unless this date is extended by 45 days or shortened by Heritage Commerce Corp, in its discretion. The Stock Subscription Application must be delivered together with a completed Form W-9 and the full amount of the purchase price for the shares subscribed, in United States dollars, by check, bank draft, or money order, made payable to "Heritage Commerce Corp".

     Upon each closing, all funds received for subscriptions that are accepted by Heritage Commerce Corp shall become capital of Heritage Commerce Corp together with interest thereon. These shares of common stock being offered are not deposits and are not insured by the FDIC.

                             HERITAGE COMMERCE CORP
                         STOCK SUBSCRIPTION APPLICATION

Name(s) of Subscribers: ________________ Date of Subscription ________________

Number of Shares ________________ Amount of Subscription $ ________________

Social Security Number or Tax ID Number
------------------------------------------------------

Address of Subscriber
------------------------------------------------------------------------------

Telephone Number: Day: ________________ Evening: ________________

SHARE REGISTRATION: IF SHARES ARE NOT TO BE PURCHASED WITH AN IRA, SEP, KEOGH OR UNDER THE UNIFORM GIFTS TO MINORS ACT, PLEASE CHECK AS APPROPRIATE AND WRITE OUT THE WAY IN WHICH SHARES ARE TO BE REGISTERED:

        [ ] INDIVIDUAL

        [ ] JT TEN -- as joint tenants with right of survivorship and not as tenants in common

        [ ] TEN COM -- as tenants in common

        [ ] OTHER ____________________

Registration Name
--------------------------------------------------------------------------------

CHECK AS APPROPRIATE AND, IF CHECKED, COMPLETE AS INDICATED:

[ ] Uniform Gifts to Minors Act
-------------------------------------------------------------------
                                       (custodian)
Custodian for ____________ under Uniform Gifts to Minors Act, State of ____________
                    (minor)                                         (state)

[ ] IRA, SEP or Keogh Account #
---------------------------------------------------------------

Note: If the Subscription Application is on behalf of an IRA, SEP or KEOGH, the registration name above must read exactly as does the name of the IRA, SEP or KEOGH account.

Brokerage Firm ________________ Broker ________________

Broker's Phone No. ________________ Custodian Firm ________________

Mailing Address of Broker or Custodian
-----------------------------------------------------------

--------------------------------------------------------------------------------
  I HAVE READ AND HEREBY AGREE TO THE TERMS OF THIS APPLICATION.
                          Signature of Subscriber ________________

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES, OR AN OFFER OF THESE SHARES TO A PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION CONTAINED IN THIS DOCUMENT IS CORRECT AS TO ANY ITEM AFTER ITS EFFECTIVE DATE.

                           -------------------------

     For the Table of Contents, see the inside front cover.
------------------------------------------------------
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------------------------------------------------------
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                              Up to 700,000 Shares
                                      LOGO
                                  Common Stock
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                                  June 1, 1999
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